Exhibit 10.53

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment Agreement dated as of February 3, 2011,

BETWEEN:

QLT INC., having an address of 887 Great Northern Way, Suite 101, Vancouver, British Columbia, V5T 4T5, Canada.

(“QLT” or the “Company”)

AND:

DIPAK PANIGRAHI, of Vancouver, British Columbia, Canada.

(“Dr. Panigrahi”)

WHEREAS:

A.
QLT and Dr. Panigrahi entered into an Employment Agreement (the “Agreement”) dated April 12, 2010 under which Dr. Panigrahi is employed with QLT as Senior Vice President, Research & Development and Chief Medical Officer; and

B.	QLT and Dr. Panigrahi wish to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the promises made by each party to the other as set out in this Amendment and the Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, the Agreement is amended as follows:

1. Schedule “C” — Reimbursement of Resignation Costs to the Agreement is hereby deleted in its entirety and replaced with the Schedule “C” — Reimbursement of Resignation Costs attached hereto.

2. Except as expressly amended by this Amendment, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

3. Dr. Panigrahi acknowledges that he has obtained or had the opportunity to obtain independent legal advice with respect to this Amendment.

4. The parties agree that this Amendment will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have executed this Amendment as of the day and year first written above.

By:	/s/ Robert L. Butchofsky	/s/ Dr. Dipak Panigrahi

	ROBERT L. BUTCHOFSKY	DR. DIPAK PANIGRAHI
President and Chief Executive Officer

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SCHEDULE “C”
REIMBURSEMENT OF RESIGNATION COSTS

If required, QLT will reimburse Dr. Panigrahi for any signing bonus or relocation and moving costs which was paid to Dr. Panigrahi and for which Dr. Panigrahi has been required to, and is contractually obligated to, repay to his former employer (such former employer to be that which employed Dr. Panigrahi immediately prior to his commencement of employment with QLT hereunder) (the “Former Employer”) as a result of his resignation of employment in order to commence employment with QLT hereunder. Reimbursement by QLT will occur once QLT receives written documentation from Dr. Panigrahi, providing evidence satisfactory to QLT, in its sole discretion acting reasonably, of the amounts required to be repaid by such Former Employer in each of the above categories and the contractual or legal obligation for repayment therefor. QLT will reimburse Dr. Panigrahi for up to a maximum $263,280 USD that Dr. Panigrahi repays the Former Employer under this Schedule “C”. For certainty, the actual amount reimbursed to Dr. Panigrahi may exceed $263,280 USD only by such amount that reflects the income tax liabilities of Dr. Panigrahi, if any, associated with such reimbursement.

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